Exhibit 99.1

Cohesant Technologies Reports Record Sales For Fiscal 2005 Second Quarter and First Half

     INDIANAPOLIS--(BUSINESS WIRE)--June 16, 2005--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales for its fiscal 2005 second quarter and six months ended May 31, 2005.
     For the quarter ended May 31, 2005, net sales increased 7.8% to $5,702,957 from $5,290,141 for the same quarter last year. Sales of Coatings were up almost 4% and sales of Equipment and Parts increased more than 9% from the same quarter last year. Net income for the quarter was $406,986, a decrease of 23.1% from the $529,153 reported in the previous year. On a fully diluted per share basis, net income was $.15 in the current quarter compared to $.20 last year. This earnings decline is primarily the result of a short-term erosion in Equipment margins.
     For the first six months of fiscal 2005, net sales increased 4.6% to $9,963,756 from $9,525,591 for the same period last year. Sales of Coatings were up 1% and sales of Equipment and Parts increased over 6% from same period last year. Net income for the first half was $644,621, a decrease of 21.2% from the $817,653 reported in the previous year. On a fully diluted per share basis, net income was $.24 in the current period compared to $.31 last year.
     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Second quarter sales surpassed even last year's record second quarter and marked a rebound from the experience of the past two quarters. One particular bright spot is the success of our recently introduced Probler P2 gun, which has helped to propel our Probler Series gun sales 70% beyond last year's levels. Our earnings decline is primarily due to the effects of lower equipment margins, principally caused by special introductory pricing and start-up costs relating to the introduction of the P2 gun, and continued high raw materials costs for our Coatings lines. In addition, as mentioned last quarter, as part of our process improvement project we are increasing our investment in systems and human resources. We expect margins to begin to improve later in the year as P2 gun manufacturing volumes increase and introductory pricing expires. "
     Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: GlasCraft, Inc., and Raven Lining Systems, Inc. GlasCraft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These systems provide corrosion protection and structural renewal when coating and rehabilitating all types of infrastructure in water, wastewater and industrial markets.

     (Table follows)


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                    May 31, 2005       May 31, 2004
----------------------------------------------------------------------
Net sales                           $     5,702,957    $    5,290,141

Income before income taxes                  656,428           841,671

Net income                          $       406,986    $      529,153
Basic and diluted net income per
   share                            $          0.15    $         0.20
Average number of common
   shares outstanding:
   Basic                                  2,642,835         2,587,632
   Diluted                                2,730,462         2,674,499

----------------------------------------------------------------------
                                  Six Months Ended   Six Months Ended
                                    May 31, 2005       May 31, 2004
----------------------------------------------------------------------
Net sales                           $     9,963,756    $    9,525,591

Income before income taxes                1,039,712         1,301,426

Net income                          $       644,621    $      817,653
Net income per share
   Basic                            $          0.24    $         0.32
   Diluted                          $          0.24    $         0.31
Average number of common
shares outstanding
   Basic                                  2,633,916         2,584,779
   Diluted                                2,733,706         2,671,495


     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems and customer resistance to Company price increases.


     CONTACT: Cohesant Technologies Inc.
              Morris H. Wheeler, 317-871-7611